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Exhibit 11.1


              Period from September 1, 1996
              (inception) to July 31, 1997




     Net loss                           $  (2,833,000)

     Pro forma weighted average
     number of shares outstanding           3,000,000
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     Pro forma net loss per share       $       (0.94)
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